Exhibit 10.15

GEO HOLDINGS CORP.

c/o Gundle/SLT Environmental, Inc.

19103 Gundle Road

Houston, TX 77073

September 9, 2010

[New Executives]

Gundle/SLT Environmental, Inc.

19103 Gundle Road

Houston, TX 77073

Re:                               Sale Bonus

Dear:

The purpose of this letter agreement (this “Agreement”) is to confirm our agreement regarding the terms and conditions of the grant to you of the right to receive a special bonus payment upon the consummation of a Sale of the Company (as defined below) or upon certain dividends declared by the Company.

1.                                       Sale Bonus.

(a)                                  If a Sale of the Company is consummated, then, subject to the terms and conditions of this Agreement, you shall be entitled to receive from the Company, or one of its Affiliates, a one-time cash payment (the “Sale Bonus”) in an aggregate amount equal to [        ] percent ([     ]%) of the Net Equity Proceeds from such Sale of the Company.  The Sale Bonus shall not be paid unless you remain continuously employed by Company or any of its subsidiaries from the date hereof until the date the Sale Bonus (or each component thereof) contemplated under this Agreement is paid.

(b)                                 For purposes of this Agreement:

(i)                                     “Affiliate” means, as to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, employed by or is under common control with, such first Person.  For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(ii)                                  “Board” means the Board of Directors of the Company.

(iii)                               “CHS” means Code Hennessy & Simmons IV LP, a Delaware limited partnership.

(iv)                              “Common Stock” means the Company’s common stock, par value $.01 per share.

(v)                                 “Company” means GEO Holdings Corp., a Delaware corporation.

(vi)                              “Equityholders” means the holders of Common Stock and the holders of any options or other instruments convertible into or exercisable for Common Stock.

(vii)                           “Net Equity Proceeds” means the aggregate amount of cash plus the aggregate fair market value (determined in good faith by the Board) of any other property or assets to be received by the Equityholders solely as a result of the Equityholder’s ownership of Common Stock or options or other rights to acquire Common Stock pursuant to the definitive transaction agreement governing the Sale of the Company (the “Sale Agreement”) (including in the case of a Sale of the Company structured as a sale of assets, any distributions of cash or other property to be received by the Equityholders connection therewith in respect of their Common Stock or options or other rights to acquire Common Stock), less any amounts payable to a seller representative in connection with the expenses of such seller representative.

(viii)                        “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust (including any beneficiary thereof), a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(ix)                                “Public Offering” means the first sale after the date hereof in an underwritten public offering registered under the Securities Act of 1933, as amended, of shares of capital stock of the Company or its subsidiaries.

(x)                                   “Sale of the Company” means (i) any sale, transfer or issuance and/or series of sales, transfers and/or issuances of capital stock of the Company by the Company or by any holders thereof (including without limitation, any merger, consolidation or other transaction or series of related transactions having the same effect) which results in any Person or group of Persons (as the term “group” is used under the Securities Exchange Act of 1934, as amended), other than CHS or its Affiliates, owning capital stock of the Company possessing the voting power (under ordinary circumstances) to elect a majority of the Board, and (ii) any sale or transfer of all or substantially all of the assets of the Company and its subsidiaries taken as a whole, in any transaction or series of transactions (other than sales in the ordinary course of business), to any Person or group of Persons (as the term “group” is used under the Securities Exchange Act of 1934, as amended), other than CHS or its Affiliates or (iii) a Public Offering.

(c)                                  The Sale Bonus shall be deducted from the Net Equity Proceeds, which shall be reduced by the amount of the Sale Bonus before being distributed to the Equityholders in accordance with the terms of the Sale Agreement.

(d)                                 Except as provided in Section 1(e), the Sale Bonus shall be paid to you in the same form, same ratio and at the same time as the consideration is actually received by the Equityholders upon the consummation of the Sale of the Company (such that if, for example, a portion of the consideration to be received by the Equityholders in connection with such Sale of the Company is subject to clawback, holdback or placed into escrow, an equivalent portion of your Sale Bonus shall be subject to clawback, holdback or placed in escrow).

(e)                                  In the event that the Sale Bonus is paid on account of a Public Offering, (i) the Net Equity Proceeds shall be determined as though 100% of the capital stock of the Company was sold in a Sale of the Company immediately prior to the Public Offering and (ii) the Sale

Bonus will be paid to you in the form of shares of Common Stock with a fair market value equal to the amount of the Sale Bonus.

(f)                                    The Company shall not grant any other cash bonuses payable in connection with a Sale of the Company that would reduce Net Equity Proceeds prior to determination of the amount of the Sale Bonus; and any such bonuses shall decrease the Net Equity Proceeds only with respect to the Equityholders.

(g)                                 You agree to use your best efforts and full business time and attention to cooperate with the Company as it negotiates any potential Sale of the Company.

2.                                       Dividend Bonus.  In the event that during your employment with the Company or any of its subsidiaries the Company pays a cash dividend to the Equityholders in respect of their Common Stock, you shall be entitled to receive a bonus (a “Dividend Bonus”) in an aggregate amount equal to [    ] percent ([    ])% of the Net Dividend.  For purposes of this Section 2, “Net Dividend” shall mean the aggregate amount of cash received by the Equityholders on account of such dividend solely on account of their ownership of Common Stock.

3.                                       Expiration.  This Agreement shall expire following the first Sale of the Company to occur after the date hereof, after payment of all amounts due hereunder on account of such Sale of the Company.

4.                                       Certain Acknowledgments.  Nothing in this Agreement shall confer upon you any right to continue in the employ of the Company or its subsidiaries for any period of time or to continue your present (or any other) rate of compensation.  You acknowledge that nothing herein shall modify or alter any provision of your Amended and Restated Executive Employment Agreement with the Company’s subsidiary, Gundle/SLT Environmental, Inc., as such agreement may be amended from time to time.  You agree that the right to receive the Sale Bonus is a contractual right and you do not solely by virtue of this Agreement, acquire any rights as an Equityholder of the Company.

5.                                       Tax Matters.  The Sale Bonus shall be subject to applicable withholdings and other applicable governmental rules and regulations, and the Company or one of its affiliates shall be entitled to deduct or withhold from any amounts owing to you hereunder any withholding taxes, excise taxes, employment taxes or other similar amounts imposed with respect to amounts payable hereunder.  In addition, by accepting this Agreement you hereby agree and acknowledge that, neither the Company nor any of its subsidiaries or affiliates makes any representations with respect to the application of Code Section 409A to any tax, economic or legal consequences of any payments payable to you hereunder and, by the acceptance of the this Agreement, you agree to accept the potential application of Code Section 409A to the tax and legal consequences of payments payable to you hereunder.  In addition, you agree to hold harmless the Company and its subsidiaries and Affiliates from any adverse tax consequences with respect to any payments payable to you hereunder, any withholding or other tax obligations of the Company with respect to any payments payable to you hereunder, and from any action or inaction or omission of the Company that may cause such payments to be or become subject to Code Section 409A.  The parties agree to cooperate in good faith to amend such documents and take such actions as may be necessary or appropriate to comply with Code Section 409A.

6.                                       Miscellaneous.

(a)                                  No part of this Agreement may be amended or changed except in writing executed and delivered by you and by a duly authorized representative of the Company (other than you).

(b)                                 In the event that any amounts due hereunder are paid in the form of Common Stock, as a condition to the receipt of such Common Stock you shall be required to enter into a shareholders agreement, a registration rights agreement or any other agreement the Company determines is required and applies to shareholders generally, to the extent you are not already a party to such agreement.

(c)                                  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable express courier service (charges for overnight delivery prepaid), (iii) three business days after being deposited in the United States addressed to the recipient by, first class, postage prepaid or (iv) when received before 4:00 p.m. Chicago time by facsimile, if received on a business day and otherwise on the business day next following such receipt. Unless the recipient party has specified otherwise by prior written notice to the sending party, such notices, demands and other communications shall be sent to the address indicated below:

If to you:

If to the Company:

GEO Holdings Corp.

c/o Gundle/SLT Environmental, Inc.

19103 Gundle Road

Houston, TX 77073

Attention:  President

with copies to:

Code Hennessy & Simmons LLC

10 South Wacker Drive, Suite 3175

Chicago, IL 60606

Attention:  Daniel J. Hennessy and Marcus J. George

and

Kirkland & Ellis LLP

300 North LaSalle Drive

Chicago, IL 60654

Attention:  Kevin R. Evanich, P.C.

Neal J. Reenan

(d)                                 This Agreement embodies the complete agreement and understanding among the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.  This Agreement is intended to bind and inure to the benefit of and be enforceable by each the Company and you and its and your respective heirs, successors and assigns.  You may not assign your rights under this Agreement.

(e)                                  This Agreement may be executed and delivered (including by means of electronic delivery) in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

(f)                                    Governing Law; WAIVER OF JURY TRIAL. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  You acknowledge and agree that all payments hereunder shall be final and that you shall in no event challenge or otherwise object to the Board determination described in Section 1(b)(vii) above.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

*    *    *    *    *

Please indicate your agreement with the foregoing by executing this Agreement in the space indicated below, whereupon this Agreement will constitute a binding agreement between the parties hereto.

Sincerely,

GEO HOLDINGS CORP.

By:
	Name:	Mark C. Arnold
	Title:	Chief Executive Officer

Accepted and agreed to
as of the date first above written:

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